Exhibit 3(ii)a

Amendments to the FPL Group, Inc. Bylaws

October 17, 2008

The bylaws are amended by:

(i) deleting Article I, Section 9 and replacing it with the following:

"Section 9. Notice of Shareholder Business and Director Nominations.

(a) (1) General. Nominations of persons for election to the board of directors of the Corporation and the proposal of any other business to be considered by the shareholders of the Corporation may be made at any annual meeting of shareholders, only (i) pursuant to the Corporation's notice of meeting (or any supplement thereto), (ii) by or at the direction of the board of directors (or any duly authorized committee thereof) or (iii) by any shareholder of the Corporation who (A) is a shareholder of record at the time of the giving of the notice provided for in this Section 9 and at the time of the annual meeting, (B) is entitled to vote at the annual meeting on the election of directors or proposal and (C) complies with the notice procedures set forth in this Section 9 as to such business or nomination. Clause (iii) of this Section 9(a)(1) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and included in the Corporation's notice of meeting) before an annual meeting of shareholders.

(2) Timely Notice. Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a shareholder of the Corporation pursuant to Section 9(a)(1)(iii) hereof, the shareholder previously must have given timely notice thereof in proper written form (as more fully described in Section 9(a)(3) hereof) to the secretary of the Corporation and any such other business must constitute a proper matter for shareholder action. To be timely, a shareholder's notice must be delivered to the secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the secretary of the Corporation, at the principal executive offices of the Corporation, not earlier than the opening of business on the 120th day prior and not later than the close of business on the 90th day prior to the first anniversary of the date of the Corporation's immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such first anniversary date, notice by the shareholder to be timely must be so delivered or received not earlier than the opening of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of notice by a shareholder as described above.

(3) Notice in Proper Written Form. To be in proper written form, a shareholder's notice to the secretary of the Corporation (whether given pursuant to Section 9(a) or Section 9(b) hereof) must set forth in writing:

(A) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(i) the name and address of such shareholder as they appear on the Corporation's books, and of such beneficial owner, if any;

(ii) information about all holdings or other interests in the Corporation's securities, including without limitation:

(a) the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record and/or owned beneficially by the shareholder and such beneficial owner, if any, and a representation that the shareholder and beneficial owner, if any, will notify the Corporation in writing of the class or series and number of such shares owned of record and beneficially as of the record date for the meeting, promptly following the later of the record date and the date notice of the record date is first publicly announced;

(b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially by such shareholder and beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(c) any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder and beneficial owner, if any, has a right to vote any shares of any security of the Corporation;

(d) any short interest in any security of the Corporation (for purposes hereof, a person or entity shall be deemed to have a short interest in a security if such person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(e) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder and beneficial owner, if any, that are separated or separable from the underlying shares of the Corporation;

(f) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by (X) a general or limited partnership in which such shareholder and beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner or (Y) a limited liability company in which such shareholder and beneficial owner, if any, is a managing member or, directly or indirectly, beneficially owns an interest in a managing member or (Z) another entity or enterprise in which such shareholder and beneficial owner, if any, serves in a similar management capacity or directly or indirectly, beneficially owns an interest in an entity or enterprise that serves in such a management capacity; and

(g) any performance-related fees (other than an asset-based fee) that such shareholder and beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by such shareholder's and beneficial owner's, if any, affiliates, any person or entity with whom such shareholder and beneficial owner, if any, is acting in concert or members of such shareholder's and beneficial owner's, if any, immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the later of the record date for the annual meeting or the date on which the record date for the annual meeting is first publicly announced to disclose such ownership as of the record date);

(iii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such annual meeting on the matter proposed and intends to appear in person or by proxy at such meeting to propose such nomination or other business;

(iv) if the shareholder intends to solicit proxies in support of such shareholder's proposal, a representation to that effect; and

(v) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(B) if the notice relates to any business that the shareholder proposes to bring before the meeting other than a nomination of a director or directors:

(i) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, any material interest of such shareholder and beneficial owner, if any, in such business and, in the event that such business includes a proposal to amend the Charter or by-laws of the Corporation, the language of the proposed amendment; and

(ii) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including the names of such persons) in connection with the proposal of such business by such shareholder.

(C) If the shareholder proposes to nominate a person for election to the board of directors, as to each such person whom the shareholder proposes to nominate:

(i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated by the Securities and Exchange Commission under Regulation S-K (or any successor rule or regulation) if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such "registrant"; and

(D) with respect to each nominee for election to the board of directors, include a completed and signed questionnaire, representation and agreement as required by Article 1, Section 10 hereof. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such nominee.

(4) Notwithstanding anything in Section 9(a)(2) above to the contrary, in the event that the number of directors to be elected to the board of directors at an annual meeting of the shareholders is increased in accordance with Article II, Section 2 and there is no public announcement naming all of the nominees for directors or specifying the size of the increased board of directors made by the Corporation at least 90 days prior to the first anniversary of the date of the immediately preceding annual meeting, a shareholder's notice required by this Section 9 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the secretary of the Corporation, at the principal executive offices of the Corporation, not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(5) For purposes of this Section 9, (a) an "affiliate" of, or person "affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified, and (b) an "associate", when used to indicate a relationship with any person, means (i) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its subsidiaries.

(b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the board of directors (or any duly authorized committee thereof) or (ii) provided that the board of directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (i) is a shareholder of record at the time of the giving of notice provided for in this Section 9 and at the time of the special meeting, (ii) is entitled to vote at the meeting for the election of directors and (iii) complies with the notice procedures set forth in this Section 9 as to such nomination. In the event a special meeting of shareholders is properly called by the Corporation for the purpose of electing one or more directors to the board of directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the shareholder's notice required by Sections 9(a)(2) and 9(a)(3) hereof with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 9(a)(3)(D) hereof) shall be delivered to the secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the secretary of the Corporation, at the principal executive offices of the Corporation, not earlier than the opening of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made by the Corporation of the date of such special meeting and of the fact that directors are to be elected. In no event shall any adjournment or postponement of a special meeting or the public announcement thereof commence a new time period (or extend any time period) for the giving of notice by a shareholder as described above.

(c) If the notice requirements set forth in this Section 9 are satisfied by a shareholder and such shareholder's nominee or proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for the applicable meeting of shareholders and such shareholder does not appear or send a qualified representative to present such nominee or proposal at such meeting, the Corporation need not present such nominee or proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 9, to be considered a qualified representative of the shareholder, a person must be authorized by a writing executed by such shareholder or an electronic transmission (as defined in the Florida Business Corporation Act, as amended) delivered by such shareholder to the secretary of the Corporation (in the case of a writing, delivered in person or by facsimile, or sent by U.S. certified mail and received, at the principal executive offices of the Corporation) to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable printed reproduction of such writing or electronic transmission, at the meeting of shareholders.

(d) Except as otherwise provided in the Corporation's Charter, only such persons as are nominated in accordance with the procedures set forth in this Article I, Section 9 or are chosen to fill any vacancy occurring in the board of directors in accordance with Article II, Section 3 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article I, Section 9. Except as otherwise provided by law, the Charter or these bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article 1, Section 9, and, if any proposed nomination or business is not in compliance with this Article 1, Section 9, to declare that such defective proposal or nomination shall be disregarded.

(e) For purposes of this Section 9, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, or posted on the Corporation's website.

(f) Notwithstanding the foregoing provisions of this Section 9, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, and all applicable rules and requirements of the New York Stock Exchange (the "NYSE") or, if the Corporation's shares are not listed on the NYSE, the applicable rules and requirements of the primary securities exchange or quotation system on which the Corporation's shares are listed or quoted, in each case with respect to the matters set forth in this Section 9; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 9(a)(1)(iii) or Section 9(b) hereof. Nothing in this Section 9 shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act or (ii) of the holders of any series of stock having preference over the common stock as to dividends or upon liquidation, if and to the extent provided for under law, the Charter or these bylaws."

(ii) adding a new Article I, Section 10 as follows:

"Section 10. Submission of Questionnaire, Representation and Agreement.

To be eligible to be a nominee for initial election as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 9 of this Article I) to the secretary of the Corporation in person or by facsimile, or sent by U.S. certified mail and received by the secretary of the Corporation, at the principal executive offices of the Corporation, a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon written request) that such person

(i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Corporation, with such person's fiduciary duties under applicable law,

(ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and

(iii) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, applicable law and all applicable publicly disclosed corporate governance, business conduct, ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Corporation."

(iii) changing the title of Article VI to "Indemnification/Advancement of Expenses";

(iv) changing the reference to the Florida General Corporation Act in the first sentence of Article VI, Section 1 to a reference to the Florida Business Corporation Act;

(v) deleting the portion of the definition of "Indemnified Person" in Article VI, Section 1(ii) before clause (A) thereof and substituting the following therefor:

"an "Indemnified Person" is a person who is, or who was (whether at the time the facts or circumstances underlying the Proceeding occurred or were alleged to have occurred or at any other time),"

(vi) deleting the first paragraph of Article VI, Section 2 in its entirety and substituting the following therefor:

"Expenses, including attorneys' fees, incurred by an Indemnified Person in defending or otherwise being involved in a Proceeding in connection with his or her status as an Indemnified Person shall be paid by the Corporation in advance of the final disposition of such Proceeding, including any appeal therefrom, (i) in the case of (A) a director or officer, or former director or officer, of the Corporation or (B) a director, officer or other employee, or former director, officer or other employee, of the Corporation serving as a trustee or fiduciary of any employee benefit plan of the Corporation, upon receipt of an undertaking ("Undertaking") by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation; or (ii) in the case of any other Indemnified Person, upon such terms and as the board of directors, the chairman of the board or the president of the Corporation deems appropriate."

(vii) adding the words "such expenses" after the word "repay" in the third paragraph of Article VI, Section 2;

(viii) deleting Article VI, Section 3 in its entirety and substituting the following therefor:

"Section 3. Protection of Rights. If a claim for indemnification under Section 1 of this Article VI is not promptly paid in full by the Corporation after a written claim has been received by the Corporation or if expenses pursuant to Section 2 of this Article VI have not been promptly advanced after a written request for such advancement accompanied by an Undertaking has been received by the Corporation (in each case, except if authorization thereof was denied by the board of directors of the Corporation as provided in Article VI, Section 1 and Section 2, as applicable), the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such Indemnified Person shall also be entitled to be paid the reasonable expense thereof. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required Undertaking has been tendered to the Corporation) that indemnification of the Indemnified Person is prohibited by law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the Indemnified Person is proper in the circumstances, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that indemnification of the Indemnified Person is prohibited, shall be a defense to the action or create a presumption that indemnification of the Indemnified Person is prohibited. "

(ix) deleting Article VI, Section 4(iv) in its entirety and substituting the following therefor:

"(iv) Contractual Nature. The provisions of this Article VI shall continue in effect as to a person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the heirs, executors and administrators of such person. This Article VI shall be deemed to be a contract between the Corporation and each person who, at any time that this Article VI is in effect, serves or served in any capacity which entitles him or her to indemnification hereunder and any repeal or other modification of this Article VI or any repeal or modification of the Act, or any other applicable law shall not limit any rights of indemnification with respect to Proceedings in connection with which he or she is an Indemnified Person, or advancement of expenses in connection with such Proceedings, then existing or arising out of events, acts or omissions occurring prior to such repeal or modification, including without limitation, the right to indemnification for Proceedings, and advancement of expenses with respect to such Proceedings, commenced after such repeal or modification to enforce this Article VI with regard to Proceedings arising out of acts, omissions or events arising prior to such repeal or modification."

(x) deleting Article VI, Section 4(v) in its entirety and substituting the following therefor:

"(v) Savings Clause. If this Article VI or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, the Corporation shall nevertheless (A) indemnify each Indemnified Person as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and (B) advance expenses in accordance with Section 2 of this Article VI, in each case with respect to any Proceeding in connection with which he or she is an Indemnified Person, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated or held to be unenforceable and as permitted by applicable law."